As filed with the Securities and Exchange Commission on July 30, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the SECURITIES ACT OF 1933

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	34-0253240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Innovation Way

Akron, Ohio 44316-0001

(Address, including zip code, of registrant’s principal executive offices)

2013 Performance Plan of

The Goodyear Tire & Rubber Company

(Full title of the plan)

David L. Bialosky, Esq., Senior Vice President,

General Counsel and Secretary

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

(330) 796-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Without Par Value	11,000,000 shares(1)	$16.69(2)	$183,535,000(2)	$25,034.17

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of outstanding shares of Common Stock.
(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low sales prices per share of the Common Stock on July 25, 2013, as reported by The NASDAQ Stock Market LLC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by The Goodyear Tire & Rubber Company (the “Registrant”) (File No. 1-1927) are hereby incorporated by reference into this Registration Statement and made a part hereof:

•	Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2012.

•	Quarterly Reports on Form 10-Q of the Registrant for the quarterly periods ended March 31, 2013 and June 30, 2013.

•	Current Reports on Form 8-K of the Registrant filed with the Commission on January 31, 2013, February 25, 2013, March 6, 2013, April 19, 2013 and June 6, 2013.

•

The description of the Common Stock of the Registrant in the Registration Statement on Form 8-A filed on December 17, 2012, and all amendments and reports filed for the purpose of updating such description.

•

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement on Form S-8 and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement (excluding any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

Any statement contained in this Registration Statement or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference, or in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock being offered pursuant to this Registration Statement will be passed upon for the Registrant by David L. Bialosky, Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Bialosky is paid a salary by the Registrant, participates in the Registrant’s executive compensation plans and programs, owns shares of Common Stock, holds performance shares and options to purchase shares of Common Stock issued under the Registrant’s employee benefit plans, and is expected to be a participant in the 2013 Performance Plan.

Item 6.	Indemnification of Directors and Officers.

The Registrant is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification shall not be made in respect of any claim, issue, or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the corporation unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.

The Registrant has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers against any and all liability and reasonable expense that may be incurred by a director or officer in connection with or resulting from any claim, action, suit or proceeding in which the person may become involved by reason of his or her being or having been a director or officer of the Registrant, or by reason of any past or future action taken or not taken in his or her capacity as such director or officer, provided such person acted in good faith, in what he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Registrant maintains and pays the premiums on contracts insuring the Registrant and its subsidiaries (with certain exclusions) against any liability to directors and officers they may incur under the above provisions for indemnification and insuring each director and officer of the Registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant even if the Registrant does not have the obligation or right to indemnify such director or officer against such liability or expense.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Certificate of Amended Articles of Incorporation of the Registrant, dated December 20, 1954, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 6, 1993, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated June 4, 1996, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 20, 2006, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 22, 2009 (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009), and Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated March 30, 2011 (incorporated by reference, filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A, filed March 31, 2011), six documents together comprising the Registrant’s Articles of Incorporation, as amended.

4.2	Code of Regulations of the Registrant, adopted November 22, 1955, and as most recently amended on April 15, 2013 (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013).

4.3	Form of Common Stock Certificate of the Registrant (incorporated by reference, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed May 9, 2007).

4.4	2013 Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed April 19, 2013).

5.1	Opinion of David L. Bialosky, Esq., Senior Vice President, General Counsel and Secretary of the Registrant, as to the legality of the shares of Common Stock being registered hereby.

23.1	Consent of David L. Bialosky, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (contained in Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on July 30, 2013.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ David L. Bialosky
David L. Bialosky
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	*	Chairman of the Board, Chief
	Richard J. Kramer	Executive Officer and President (Principal Executive Officer)

	*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Darren R. Wells

	/s/ Richard J. Noechel	Vice President and Controller (Principal Accounting Officer)	July 30, 2013
Richard J. Noechel

	*	Director
William J. Conaty

	*	Director
James A. Firestone

	*	Director
Werner Geissler

	*	Director
Peter S. Hellman

	*	Director
W. Alan McCollough

	*	Director
John E. McGlade

	*	Director
Roderick A. Palmore

	*	Director
Shirley D. Peterson

	*	Director
Stephanie A. Streeter

	*	Director
Thomas H. Weidemeyer

	*	Director
Michael R. Wessel

By:	/s/ David L. Bialosky		July 30, 2013
David L. Bialosky
Attorney-in-fact for each of the persons indicated

Index to Exhibits

Exhibit Number	Description

4.1	Certificate of Amended Articles of Incorporation of the Registrant, dated December 20, 1954, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 6, 1993, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated June 4, 1996, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 20, 2006, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 22, 2009 (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009), and Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated March 30, 2011 (incorporated by reference, filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A, filed March 31, 2011), six documents together comprising the Registrant’s Articles of Incorporation, as amended.

4.2	Code of Regulations of the Registrant, adopted November 22, 1955, and as most recently amended on April 15, 2013 (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013).

4.3	Form of Common Stock Certificate of the Registrant (incorporated by reference, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed May 9, 2007).

4.4	2013 Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed April 19, 2013).

5.1	Opinion of David L. Bialosky, Esq., Senior Vice President, General Counsel and Secretary of the Registrant, as to the legality of the shares of Common Stock being registered hereby.

23.1	Consent of David L. Bialosky, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (contained in Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.